EXHIBIT 4.1

                                                                CONFORMED COPY

     REVOLVING CREDIT FACILITY AGREEMENT dated as of September 7, 1995, among TREDEGAR INDUSTRIES, INC., a Virginia corporation (the "Company"); the banks listed in Schedule 2.01 hereto or subsequently becoming parties hereto as provided herein (the "Banks"); CHEMICAL BANK, a New York banking corpo- ration, as administrative agent for the Banks (in such capacity, the "Administrative Agent"); and NationsBank, N.A., a national banking association, and LTCB Trust Company, a New York trust company, as co-agents for the banks (in such capacity, the "Co-Agents"; the Administrative Agent and the Co-Agents being collectively called the "Agents").


          The Company has requested the Banks to extend credit to the Company in order to enable it to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) a principal amount not in excess of $275,000,000 at any time outstanding. The proceeds of such borrowings are to be used to refinance existing debt and for general corporate purposes. The Banks are willing to extend such credit to the Company on the terms and subject to the conditions herein set forth.

          Accordingly, the Company, the Agents and the Banks agree as follows:


                                I.  DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "Adjusted CD Rate" shall mean, with respect to any CD Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed CD Rate in effect for such Interest Period and (ii) Statutory Reserves, plus (b) the Assessment Rate, plus (c) 12.5 basis points. For purposes hereof, the term "Fixed CD Rate" shall mean the arithmetic average (rounded upwards, if necessary, to the next 1/100 of 1%) of the prevailing rates per annum bid at or about 10:00 a.m., New York City time, to the Administrative Agent on the first Business Day of the Interest Period applicable to such CD Borrowing by three New York City negotiable certificate of deposit dealers of recognized standing selected by the Administrative Agent for the purchase at face value of negotiable certificates of deposit of major United States money center banks in a principal amount approximately equal to the Administrative Agent's portion of such CD Borrowing.

          "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. For purposes hereof, the term "LIBO Rate" shall mean the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Administrative Fees" shall have the meaning assigned to such term in
Section 2.05(b).

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit B hereto.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indi- rectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Base CD Rate" shall mean the sum of (a) the product of
(i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three- month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Spread" shall mean the applicable spread per annum set forth below based upon the Company's Debt/Capitalization Ratio:

Category I                                       Applicable Spread

Debt/Capitalization Ratio less                        .1750%
than or equal to 35%

Category II

Debt/Capitalization Ratio                             .2500%
greater than 35% and less than
or equal to 50%

Category III

Debt/Capitalization Ratio                             .3125%
greater than 50%

          For purposes of the foregoing, the Applicable Spread for any date shall be determined by reference to the Debt/Capitalization Ratio as of the last day of the Company's fiscal quarter most recently ended as of such date for which financial statements have been delivered in accordance with Section 5.04, and any change in the Applicable Spread shall become effective upon the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Company with respect to the financial statements to be delivered, pursuant to
Section 5.04 for the fiscal quarter or year most recently ended, as the case may be, (a) setting forth in reasonable detail the calculation of the Debt/Capitalization Ratio for and at the end of such fiscal quarter or year and
(b) stating that the signer has reviewed the terms of this Agreement and other Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company, during the accounting period, and that the signer does not have knowledge of the existence as at the date of such officer's certificate of any Event of Default or Default and shall apply to Loans outstanding on such delivery date or made on and after such delivery date. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate referred to above with respect to a fiscal quarter or year following the date that delivery of financial statements relating to such fiscal quarter or year are required to be delivered under Section 5.04, the Debt/Capitalization Ratio shall be deemed, solely for the purposes of this definition, to be greater than 50% until such time as the Company shall have delivered such certificate and financial statements.

          "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Administrative Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Administrative Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the Administrative Agent's domestic offices.

          "Assignment and Acceptance" shall mean an assign- ment and acceptance entered into by a Bank and an assignee, and accepted by the Administrative Agent, in the form of Exhibit C.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

          "Borrowing" shall mean a Loan or group of Loans of a single Type made by the Banks on a single date and as to which a single Interest Period is in effect.

          "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in con-nection with a Eurodollar Standby Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combina-tion thereof, which obligations are required to be classi- fied and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "CD Borrowing" shall mean a Borrowing comprised of CD Loans.

          "CD Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Adjusted CD Rate in accordance with the provisions of Article II.

          A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than (i) any person or group whose beneficial ownership of common stock is reported on Schedule 13D, filed with respect to the common stock of the Company on July 20, 1989, as amended prior to the date of this Agreement, (ii) spouses, children and lineal descendants of such persons, (iii) trusts created for the benefit of such persons, or (iv) any combination of the persons described in the foregoing subclauses (i), (ii) or (iii) (an "Exempt Person"), shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time have been occupied by persons who were not Continuing Directors; or (c) any person or group other than an Exempt Person shall otherwise directly or indirectly Control the Company.

          "Closing Date" shall mean the date of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

          "Commitment" shall mean, with respect to each Bank, the Commitment of such Bank hereunder as set forth in Schedule 2.01 hereto, as such Bank's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.10. The Commitments shall automatically and permanently terminate on the Maturity Date.

          "Consolidated Net Income" with respect to any person for any period shall mean (a) the aggregate net income (or net loss) of such person for such period equal to net revenues and other proper income or gain of such person for such period (including gains on the sale of capital assets) less, without duplication of any items deducted in determining such net revenues, income or gain, the aggregate for such person during such period of, (i) cost of goods sold, (ii) interest expense, (iii) operating expense, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation, depletion and amortization and (vii) any other items that are treated as expenses under GAAP, plus (b) write-downs of assets, losses from dis- continued operations and other extraordinary losses (net of tax benefits), in each case to the extent taken into account in determining the net revenues, income or gain referred to in (a) above.

          "Consolidated Stockholders' Equity" shall mean, at any time (a) the sum of (i) the Company's issued capital stock taken at par or stated value at such time, (ii) the Company's capital surplus at such time and (iii) the Compa-ny's retained earnings at such time, less (b) the Company's treasury stock and minority interest in subsidiaries at such time, all determined in accordance with GAAP.

          "Consolidated Total Capitalization" shall mean, at any time, the sum of the Company's Consolidated Total Debt and Consolidated Stockholders' Equity at such time.

          "Consolidated Total Debt" shall mean, at any time, all Indebtedness of the Company and its consolidated Sub- sidiaries at such time, computed and consolidated in accor- dance with GAAP.

          "Continuing Director" shall mean (a) any member of the Board of Directors of the Company on the date of this Agreement and (b) any person whose subsequent nomination for election or election to the Board of Directors was recom- mended or approved by a majority of the Continuing Directors serving as such at the time of such nomination.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Debt/Capitalization Ratio" shall mean the ratio of the Company's Consolidated Total Debt to the Company's Consolidated Total Capitalization.

          "Default" shall mean an event which upon notice or lapse of time or both would constitute an Event of Default.

          "dollars" and the symbol "$" shall mean the lawful currency of the United States of America.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

          "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Standby Loans.

          "Eurodollar Standby Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Arti- cle II.

          "Event of Default" shall have the meaning assigned to such term in
Article VII.

          "Facility Fee" shall have the meaning assigned to such term in Section 2.05(a).

          "Facility Fee Percentage" shall mean the applicable percentage set forth below based upon the Company's Debt/Capitalization Ratio:

                                                     Facility Fee
Category I                                           Percentage

Debt/Capitalization Ratio less                         .1250%
than or equal to 35%

Category II

Debt/Capitalization Ratio                              .1500%
greater than 35% and less than
or equal to 50%

Category III

Debt/Capitalization Ratio                              .1875%
greater than 50%

          For purposes of the foregoing, the Facility Fee Percentage for any date shall be determined by reference to the Debt/Capitalization Ratio as of the last day of the Company's fiscal quarter most recently ended as of such date for which financial statements have been delivered in accordance with Section 5.04, and any change in the Facility Fee Percentage shall become effective upon the delivery to the Administrative Agent of a certificate of a Responsible Officer of the Company with respect to the financial statements to be delivered, pursuant to Section 5.04 for the fiscal quarter or year most recently ended, as the case may be, (a) setting forth in reasonable detail the calculation of the Debt/Capitalization Ratio for and at the end of such fiscal quarter or year and
(b) stating that the signer has reviewed the terms of this Agreement and other Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company, during the accounting period, and that the signer does not have knowledge of the existence as at the date of such officer's certificate of any Event of Default or Default. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate referred to above with respect to a fiscal quarter or year following the date that delivery of financial statements relating to such fiscal quarter or year are required to be delivered under
Section 5.04, the Debt/Capitalization Ratio shall be deemed, solely for the purposes of this definition, to be greater than 50% until such time as the Company shall have delivered such certificate and financial statements.

          "Fees" shall mean the Facility Fee, Utilization Fee and the Administrative Fees.

          "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

          "GAAP" shall mean generally accepted accounting principles.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaran- teeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

          "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obliga- tions of such person upon which interest charges are cus- tomarily paid (other than accounts payable), (d) all obli- gations of such person under conditional sale or other title retention agreements relating to property or assets pur- chased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, provided that the amount of such Indebtedness shall be deemed to be the lesser of (i) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (ii) the fair market value of the property secured by any such Lien, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless such Indebtedness is without any recourse whatsoever to such person as a general partner of any such partnership.

          "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Standby Loan with an Interest Period of more than three months' duration or a CD Loan with an Interest Period of more than 90 days' duration, each day that would have been the Interest Payment Date for such Loan had successive Interest Periods of 3 months or 90 days, respectively, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

          "Interest Period" shall mean (a) as to any Euro- dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Company may elect,
(b) as to any CD Borrowing, a period of 30, 60, 90 or 180 days' duration, as the Company may elect, commencing on the date of such Borrowing and (c) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing; provided, however, that if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Standby Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan" shall mean a Standby Loan, whether made as a Eurodollar Standby Loan, a CD Loan or an ABR Loan.

          "Loan Documents" shall mean this Agreement (including all exhibits and schedules attached hereto).

          "Margin Stock" shall have the meaning given such term under Regulation U.

          "Material Adverse Effect" shall mean (a) a mate- rially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Company to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Banks under any Loan Document.

          "Maturity Date" shall mean the Original Maturity Date, or any anniversary of such date to which the Maturity Date shall have been extended pursuant to Section 2.10(d).

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Original Maturity Date" shall mean the fifth anniversary of the date of this Agreement.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "person" shall mean any natural person, corpora- tion, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Company or any ERISA Affiliate.

          "Register" shall have the meaning given such term in Section 9.04(d).

          "Regulation D" shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation G" shall mean Regulation G of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

          "Reportable Event" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code).

          "Required Banks" shall mean, at any time, Banks having Commitments representing at least 66-2/3% of the Total Commitment and, for purposes of acceleration pursuant to clause (ii) of Article VII and at any time when no Commitment is in effect, Banks holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding.

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligat- ions of such corporation in respect of this Agreement.

          "Significant Subsidiary" shall mean any Subsidiary whose gross revenues or assets constitute 1% or more of consolidated gross revenues or consolidated assets of the Company and its Subsidiaries.

          "Standby Borrowing" shall mean a borrowing con- sisting of simultaneous Standby Loans from each of the Banks.

          "Standby Borrowing Request" shall mean a request made pursuant to
Section 2.03 in the form of Exhibit A.

          "Standby Loans" shall mean the revolving loans made by the Banks to the Company pursuant to Section 2.03. Each Standby Loan shall be a Eurodollar Standby Loan, a CD Loan or an ABR Loan.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to (i) the applicable Interest Period, in the case of the Adjusted CD Rate, and (ii) three months, in the case of the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"). Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corpora- tion, partnership, association or other business entity (a) of which securities or other ownership interests repre-senting more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" shall mean any subsidiary of the Company.

          "Total Commitment" shall mean at any time the aggregate amount of the Banks' Commitments, as in effect at such time.

          "Transactions" shall have the meaning assigned to such term in Section 3.02.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Adjusted CD Rate and the Alternate Base Rate.

          "Utilization Fee" shall have the meaning assigned to such term in
Section 2.05(c).

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding mascu- line, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determin- ing compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Company's audited financial statements referred to in
Section 3.04.


                                II.  THE CREDITS

          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Standby Loans to the Company, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Bank, in an aggregate principal amount at any time outstanding not to exceed such Bank's Commitment subject, however, to the condition that at all times the outstanding aggregate principal amount of all Standby Loans made by a Bank shall equal the product of (i) the percentage which its Commitment represents of the Total Commitment times (ii) the outstanding aggregate prin- cipal amount of all Standby Loans requested by the Company from the Banks pursuant to Section 2.03. Each Bank's Commitment is set forth opposite its respective name in Schedule
2.01. Such Commitments may be terminated, reduced or extended from time to time pursuant to Section 2.10.

          Within the foregoing limits, the Company may borrow, repay, prepay and reborrow hereunder, on and after the date hereof and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein.

          SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their Commit- ments; provided, however, that the failure of any Bank to make any Standby Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being under- stood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Standby Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

          (b) Each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans, CD Loans or ABR Loans, as the Company may request pursuant to
Section 2.03. Each Bank may at its option make any Eurodollar Standby Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Company shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

          (c) Subject to Section 2.04, each Bank shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Company with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Subject to Section 2.04, Standby Loans shall be made by the Banks pro rata in accordance with Section 2.15. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Administrative Agent, such Bank and the Company (without prejudice to the Company's rights against the defaulting Bank) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent at (i) in the case of the Company, the interest rate applicable at the time to the Loans comprising such Borrowing and
(ii) in the case of such Bank, the Federal Funds Effective Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

          (d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Standby Borrowing Procedure. In order to request a Standby Borrowing, the Company shall give written or telex notice (or telephone notice promptly confirmed in writing or by telex) to the Administrative Agent in the form of Exhibit A (a) in the case of a Eurodollar Standby Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed borrowing, (b) in the case of a CD Borrowing, not later than 10:00 a.m., New York City time, two Business Days before a proposed borrowing and (c) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing, a CD Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standby Borrowing or CD Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing or CD Borrowing is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing, or 30 days' duration, in the case of a CD Borrowing. If the Company shall not have given notice in accordance with this Section 2.03 of its election to refinance a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Company shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.03 and of each Bank's portion of the requested Borrowing.

          SECTION 2.04. Refinancings. The Company may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03, subject to the conditions and limitations set forth herein and elsewhere in this Agreement. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.06 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Administrative Agent or by the Administrative Agent to the Company pursuant to Section 2.02(c).

          SECTION 2.05. Fees. (a) The Company agrees to pay to each Bank, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, commencing September 30, 1995, and on the date on which the Commitment of such Bank shall be terminated as provided herein, a facility fee (a "Facility Fee") equal to the Facility Fee Percentage of the daily average amount of the Commitment of such Bank, whether used or unused, during the preceding quarter (or other period commencing with the date of this Agreement or ending with the Maturity Date or any date on which the Commitment of such Bank shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed over a 360 day year. The Facility Fee due to each Bank shall commence to accrue on the Closing Date and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Bank as provided herein.

          (b) The Company agrees to pay the Administrative Agent, for its own account, the fees set forth in the Engagement Letter dated June 28, 1995, among the Administrative Agent, Chemical Securities Inc. and the Company at the times and in the amounts set forth therein.

          (c) The Company agrees to pay to each Bank, through the Administrative Agent, on each March 31, June 30, September 30 and December 31, commencing September 30, 1995, and on each date on which the Commitment of such Bank shall be terminated as provided herein, a utilization fee (the "Utilization Fee") equal to .10% per annum on the outstanding principal amount of the Loans of such Bank for each day during the preceding quarter or such shorter period on which the outstanding aggregate principal amount of the Loans exceeds 50% of the Total Commitment. All Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Banks. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 2.06. Repayment of Loans. (a) The Company agrees to pay the outstanding principal balance of each Standby Loan on the last day of the Interest Period applicable to such Loan and on the Maturity Date. Each Standby Loan shall bear interest from the date of such Borrowing on the outstanding principal balance thereof as set forth in Section 2.07.

          (b) Each Bank shall, and is hereby authorized by the Company to maintain, in accordance with its usual practice, records evidencing the indebtedness of the Company to such Bank hereunder from time to time, including the date, amount and Type of and the Interest Period applicable to each Loan made by such Bank from time to time and the amounts of principal and interest paid to such Bank from time to time in respect of each such Loan.

          (c)  The entries made in the records maintained pursuant to paragraph
(b) of this Section 2.06 and in the Register maintained by the Administrative Agent pursuant to Section 9.04(d) shall be prima facie evidence of the existence and amounts of the obligations of the Company to which such entries relate; provided, however, that the failure of any Bank or the Administrative Agent to maintain or to make any entry in such records or the Register, as applicable, or any error therein shall not in any manner affect the obligation of the Company to repay any Standby Loans in accordance with the terms of this Agreement.

          SECTION 2.07.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.08, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread in effect at such time.

          (b) Subject to the provisions of Section 2.08, the Loans comprising each CD Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted CD Rate for the Interest Period in effect plus the Applicable Spread in effect at such time.

          (c) Subject to the provisions of Section 2.08, the Loans comprising each ABR Borrowing shall bear interest (if the Alternate Base Rate is based on the Prime Rate, computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or if the Alternate Base Rate is based on the Base CD Rate or the Federal Funds Effective Rate, computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Alternate Base Rate.

          (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate, Adjusted CD Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.08. Default Interest. If the Company shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2%.

          SECTION 2.09. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Bank of making or maintaining its Eurodollar Standby Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to the Company and the Banks. In the event of any such determination, until the Administrative Agent shall have advised the Company and the Banks that the circumstances giving rise to such notice no longer exist, any request by the Company for a Eurodollar Standby Borrowing pursuant to Section
2.03 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          (b) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a CD Borrowing is to be determined the Administrative Agent shall have determined that such Adjusted CD Rate cannot be determined for any reason, including the inability of the Agent to obtain sufficient bids in accordance with the terms of the definition of Fixed CD Rate, or the Agent shall determine that the Adjusted CD Rate for such CD Borrowing will not adequately and fairly reflect the cost to any Bank of making or maintaining its CD Loan during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to the Company and the Banks. In the event of any such determination, any request by the Company for a CD Borrowing pursuant to Section
2.03 shall, until the Administrative Agent shall have advised the Company and the Banks that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.10.  Termination, Reduction and Exten- sion of Commitments.
(a)  The Commitments shall be auto- matically terminated on the Maturity Date.

          (b) Upon at least three Business Days' prior irrevocable written or telex notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $10,000,000.

          (c) Each reduction in the Commitments hereunder shall be made ratably among the Banks in accordance with their respective applicable Commitments. The Company shall pay to the Administrative Agent for the account of the Banks, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

          (d) Not later than the date 45 days prior to (i) the first anniversary of the date hereof or (ii) any anniversary of the date hereof during the 45 days prior to which the Commitments shall have been extended as provided in this paragraph (d), the Company may deliver to the Administrative Agent (which shall promptly transmit to each Bank) a notice requesting that the Commitments be extended to the first anniversary of the Maturity Date at the time in effect. Within 30 days after its receipt of any such notice, each Bank shall notify the Administrative Agent of its willingness or unwillingness so to extend its Commitment. In the event each Bank shall be willing to extend its Commitment, the Administrative Agent shall so notify the Company and each Bank and the Maturity Date shall without further act be extended to the first anniversary of the date which shall theretofore have been the Maturity Date.

          SECTION 2.11. Prepayment. (a) The Company shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon at least three Business Days' prior written or telex notice (or telephone notice promptly confirmed by written or telex notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.10, the Company shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding will not exceed the aggre- gate Commitments after giving effect to such termination or reduction.

          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Company to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this
Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

          SECTION 2.12. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Standby Loan or CD Loan made by such Bank or any other fees or amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office or by any political subdivision or taxing authority therein), shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, such Bank (except any reserve requirement reflected in the Adjusted LIBO Rate), or shall impose on such Bank or the London interbank market any other condition affecting this Agreement or any Eurodollar Standby Loan or CD Loan made by such Bank, and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Standby Loan or CD Loan or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Bank to be material, then the Company shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such additional cost incurred or reduction suffered.

          (b) If any Bank shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervi- sory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the inter- pretation or administration thereof, or compliance by any Bank (or any lending office of such Bank) or any Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company, if any, as a consequence of this Agreement or the Loans made by such Bank pursuant hereto to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies and the policies of such Bank's holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered.

          (c) A certificate of a Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or participating banks or other entities pursuant to Section 9.04) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay each Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (d) Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's right with respect to such period or any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have been imposed.

          SECTION 2.13. Change in Legality. (a) Notwith- standing any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Standby Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Standby Loan, then, by written notice to the Company and to the Administrative Agent, such Bank may:

          (i) declare that Eurodollar Standby Loans will not thereafter be made by such Bank hereunder, whereupon any request by the Company for a Eurodollar Standby Borrowing shall, as to such Bank only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Standby Loans made by it be converted to ABR Loans, in which event all such Eurodollar Standby Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Bank shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Standby Loans that would have been made by such Bank or the converted Eurodollar Standby Loans of such Bank shall instead be applied to repay the ABR Loans made by such Bank in lieu of, or resulting from the conversion of, such Eurodollar Standby Loans.

          (b) For purposes of this Section 2.13, a notice to the Company by any Bank shall be effective as to each Eurodollar Standby Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Standby Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

          SECTION 2.14. Indemnity. The Company shall indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of (a) any failure by the Company to fulfill on the date of any Bor-rowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Company to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.03, (c) any payment, prepayment or conversion of a Eurodollar Standby Loan or CD Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Standby Loan or CD Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Bank, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the Adjusted LIBO Rate or Adjusted CD Rate, as applicable) for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid, converted or not borrowed for such period or Interest Period, as the case may be. A certificate of any Bank setting forth any amount or amounts which such Bank is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.

          SECTION 2.15.  Pro Rata Treatment.  Except as required under Sections
2.12 and 2.13, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each payment of the Utilization Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Banks in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Bank's percentage of such Borrowing to the next higher or lower whole dollar amount.

          SECTION 2.16. Sharing of Setoffs. Each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Company, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Bank, it shall promptly purchase from such other Bank at face value a participation in the Loans of such other Bank, so that the aggregate unpaid principal amount of the Loans and partici- pations in Loans held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counter- claim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Company expressly consents to the foregoing arrangements and agrees that any Bank holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Company to such Bank by reason thereof as fully as if such Bank had made a Loan directly to the Company in the amount of such participation.

          SECTION 2.17. Payments. (a) The Company shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00
(noon), New York City time, on the date when due in dollars to the Administrative Agent at Agent Bank Services, Attn: Andrew N. Stasiw, 140 East 45th Street, 29th Floor, New York, New York 10017 (Telecopy No. (212)-622-0002), in immediately available funds.

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Busi- ness Day, and such extension of time shall in such case be included in the computation of interest or Fees, if appli- cable.

          SECTION 2.18. Taxes. (a) Any and all payments by the Company hereunder shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Administrative Agent's or any Bank's income, and franchise taxes imposed on the Administrative Agent or any Bank, by the United States or any jurisdiction under the laws of which it is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

          (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

          (c) The Company will indemnify each Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18) paid by such Bank or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Bank or the Administrative Agent, as the case may be, makes written demand therefor. If a Bank or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it shall promptly notify the Company of the availability of such refund and shall, within 30 days after receipt of a request by the Company, apply for such refund at the Company's expense. If any Bank or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes for which such Bank or the Administrative Agent has received payment from the Company hereunder it shall promptly notify the Company of such refund and shall, within 30 days after receipt of a request by the Company (or promptly upon receipt, if the Company has requested application for such refund pursuant hereto), repay such refund to the Company without interest, provided that the Company, upon the request of such Bank or the Administrative Agent, agrees to return such refund (plus penalties, inter- est or other charges) to such Bank or the Administrative Agent in the event such Bank or the Administrative Agent is required to repay such refund.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Company in respect of any payment to any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent, at its address referred to in Section 2.17, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obli- gations contained in this Section
2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

          (f) Each Bank which is organized outside the United States shall promptly notify the Company of any change in its funding office and upon written request of the Company shall, prior to the immediately following due date of any payment by the Company hereunder, deliver to the Company such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement of exemption required by Treasury Regulation
Section 1.1441-1(a) or Sec- tion 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless the Company and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applica- ble tax treaty, the Company or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank or assignee organized under the laws of a jurisdiction outside the United States.

          (g)  Any Bank claiming any additional amounts payable pursuant to this
Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Bank, be otherwise disadvanta- geous to such Bank.


                      III.  REPRESENTATIONS AND WARRANTIES

          The Company represents and warrants to each of the Banks that:

          SECTION 3.01. Organization; Powers. Each of the Company and the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as pro- posed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Company, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

          SECTION 3.02. Authorization. The execution, delivery and performance by the Company of each of the Loan Documents, the actions taken by the Company in connection with the borrowings hereunder (the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (B) any order of any Governmental Authority applicable to the Company or (C) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Company or any Subsidiary except Liens set forth on Schedule 6.01.

          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Company and consti- tutes, and each other Loan Document when executed and delivered by the Company will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          SECTION 3.04. Financial Statements. The Company has heretofore furnished to the Banks (a) consolidated balance sheets and statements of income and changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1994, audited by and accompanied by the opinion of Coopers & Lybrand, independent public accountants, and (b) its consolidated balance sheets and statements of income and consolidated statement of cash flows as of and for the fiscal quarter ended June 30, 1995, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations of the Company and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and notes thereto disclose all material liabilities, direct or contingent, of the Company and its Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

          SECTION 3.05. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole, since December 31, 1994.

          SECTION 3.06. Title to Properties and Possession Under Leases. (a) Each of the Company and the Subsidiaries will, on the Closing Date and at all times thereafter, have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except for Liens permitted by Section 6.01. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

          (b) Each of the Company and the Subsidiaries (or their respective predecessors) has complied with all obli- gations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 3.07. The Subsidiaries and the Company. Schedule 3.07 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Company therein.

          SECTION 3.08. Litigation; Compliance with Laws. (a) Except as set forth in Schedule 3.08, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

          (b) Neither the Company nor any of the Subsidi- aries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could result in a Material Adverse Effect.

          SECTION 3.09. Agreements. (a) Neither the Company nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or, in the absence of a material default by the Company or such Subsidiary, could result in a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidi- aries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its proper- ties or assets are or may be bound, where such default could result in a Material Adverse Effect.

          SECTION 3.10. Federal Reserve Regulations. (a) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immedi- ately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

          SECTION 3.11. Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.12. Use of Proceeds. The Company will use the proceeds of the Loans only for the purposes speci- fied in the preamble to this Agreement.

          SECTION 3.13. Tax Returns. Each of the Company and the Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.03.

          SECTION 3.14. No Material Misstatements. No information, report, financial statement, exhibit or sched- ule furnished by or on behalf of the Company to the Administrative Agent or any Bank in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

          SECTION 3.15. Employee Benefit Plans. Each of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Company or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Company nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has received any notifica- tion that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

          SECTION 3.16. Environmental Matters. Each of the Company and the Subsidiaries, and each of their respective businesses, has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control. Neither the Company nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such failure could result in a Material Adverse Effect. The Company's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could result, individually or together with other violations, in a Material Adverse Effect.

          SECTION 3.17. Solvency. On the date hereof and on the date of each Borrowing hereunder after giving effect to each Loan to be made and the use of the proceeds thereof, (a) the fair salable value of the assets of the Company will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company as they mature; (b) the assets of the Company will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and (c) the Company will not intend to, and will not believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).


                           IV.  CONDITIONS OF LENDING

          SECTION 4.01. All Borrowings. The obligations of the Banks to make Loans hereunder on the date of each Borrowing hereunder, including each Borrowing in which Loans are refinanced with new Loans as contemplated by Sec-tion 2.04, shall be subject to satisfaction of the following conditions precedent:

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

          (b) The representations and warranties set forth in Article III (excluding, in the case of a refinancing of a Standby Borrowing with a new Standby Borrowing that does not increase the aggregate principal amount of the Loans of any Bank outstanding, the representations set forth in Sections 3.05 and 3.08(a)) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

          (c) The Company shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed (including but not limited to, compliance with the financial ratios and restrictions set forth in Sections 6.02, 6.04, 6.05, 6.07 and 6.08), and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representa- tion and warranty by the Company on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

          SECTION 4.02. Effectiveness of Agreement. The obligations of the Banks to make Loans hereunder shall be subject to satisfaction on the Closing Date of the following additional conditions precedent:

          (a) The Administrative Agent shall have received a favorable written opinion of Nancy M. Taylor, Esq. dated the Closing Date and addressed to the Banks, to the effect set forth in Exhibit D hereto.

          (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Banks and their counsel and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Company as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Company have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and
     (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Company; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Banks or their counsel or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs
     (b) and (c) of Section 4.01.

          (e) The Administrative Agent shall have received payment of the fees then due set forth in the Engagement Letter dated June 28, 1995, among the Administrative Agent, Chemical Securities Inc. and the Company in the amounts set forth therein.

          (f) The commitments under the Revolving Credit Facility Agreement dated as of August 18, 1994, among the Company, the lenders party thereto, Chemical, as administrative agent and NationsBank of Virginia, N.A., as co-agent, shall have been terminated and all principal, interest and other amounts outstanding thereunder shall have been paid in full.

                           V.  AFFIRMATIVE COVENANTS

          The Company covenants and agrees with each Bank and the Agents that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, the Company will, and will cause each of the Subsidiaries to:

          SECTION 5.01. Existence; Businesses and Proper- ties; Compliance. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regula- tions and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, addi- tions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

          SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accor- dance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materi- als and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto.

          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent and each Bank:

          (a) within 90 days after the end of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Coopers & Lybrand or other independent public accoun- tants of recognized national standing acceptable to the Required Banks and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Finan- cial Officers as fairly presenting the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

          (c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.05, 6.07 and 6.08;

          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any govern- mental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its share-holders, as the case may be; and

          (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidi- ary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Bank may reasonably request.

          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Bank prompt written notice of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or com- mence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof which, if adversely determined, could result in a Material Adverse Effect;

          (c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

          SECTION 5.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Bank (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Company or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 412 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 20 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a deter-mination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any representatives designated by any Bank to visit and inspect the financial records and the properties of the Company or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Bank to discuss the affairs, finances and condition of the Company or any Subsidiary with the officers thereof and independent accountants therefor.

          SECTION 5.08.  Use of Proceeds; Termination of Prior Credit Agreement.
(a) Simultaneous with or prior to the first Borrowing under this Agreement, (i) use a portion of the proceeds of such Borrowing or other funds to pay in full all principal, interest and other amounts outstanding under the $35,000,000 Credit Agreement dated August 19, 1994, among the Company, the lenders party thereto and LTCB Trust Company, as agent (the "LTCB Credit Agreement") and (ii) terminate all commitments under the LTCB Credit Agreement.

          (b) Use the remaining proceeds of the Loans only for the purposes set forth in the preamble to this Agreement.


                            VI.  NEGATIVE COVENANTS

          The Company covenants and agrees with each Bank and the Agents that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Banks shall otherwise consent in writing, the Company will not, and will not cause or permit any of the Subsidiaries to:

          SECTION 6.01. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary, but excluding Margin Stock to the extent that the value of such Margin Stock, determined in accordance with Regulation U, exceeds 25% of the value (as so determined) of the assets and properties that would be subject to this Section 6.01 without giving effect to this parenthetical, or such other maximum amount or percentage as is then provided for or permitted under Regulation U or any successor regulation in order that no Loan shall be deemed "indirectly secured" by Margin Stock for purposes of such regulation), now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Company and its Subsidiaries existing on the date hereof and set forth in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof;

          (b) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acqui- sition and (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary;

          (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

          (d) carriers', warehousemen's, mechanic's, mater- ialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obliga- tions which are not due or which are being contested in compliance with Section 5.03;

          (e) pledges and deposits made in the ordinary course of business in compliance with workmen's com- pensation, unemployment insurance and other social security laws or regulations;

          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of busi- ness which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary; provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Company or any Subsidiary; and

          (i) Liens other than those referred to in sub- paragraphs (a) through
     (h) above, provided that the sum of the aggregate amount of all Indebtedness or other obligations which are secured or evidenced by Liens other than those referred to in subparagraphs (a) through (h) above plus the fair market value in the aggregate of properties sold by the Company in the sale and lease-back transactions permitted under Sec- tion 6.02, does not at any time exceed an amount equal to 10% of Consolidated Stockholders' Equity.

          SECTION 6.02. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that the Company shall be permitted to enter into any such arrange- ments to the extent that the sum of the fair market value in the aggregate of properties sold by the Company pursuant to all such arrangements, plus the aggregate amount of indebt-edness secured by Liens under paragraph (i) of Section 6.01, is not greater than 10% of Consolidated Stockholders' Equity.

          SECTION 6.03. Obligations of Subsidiaries. Permit the Subsidiaries to incur Indebtedness, except for Indebtedness which in the aggregate for all the Subsidiaries constitutes not more than 10% of Consolidated Stockholders' Equity at any time or Indebtedness to the Company incurred by the Subsidiaries in the ordinary course of business.

          SECTION 6.04. Mergers, Consolidations and Sales of Assets. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or here- after acquired) or any capital stock of any Subsidiary (other than any Margin Stock to the extent the value of such Margin Stock, determined in accordance with Regulation U, together with the value of other Margin Stock owned by the Company and its Subsidiaries, exceeds 25% of the aggregate value of the assets of the Company and its Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or capital stock of any other person; provided, that nothing in the foregoing shall prohibit:

          (a) the Company and any of its Subsidiaries from purchasing or selling inventory in the ordinary course of business in arm's-length transactions;

          (b) the sale of all or any substantial part of the assets or capital stock of Tredegar Molded Products Company and its Subsidiaries, Brudi, Inc. and its Subsidiary and Swing-Shift Brudi Pacific PTY LTD;

          (c) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any entity from merging into the Company or any wholly owned Subsidiary in a transaction in which the Company or such wholly owned Subsidiary, as the case may be, is the surviving corporation, and (ii) the Company and any Subsidiary from acquiring all or any substantial part of the assets or capital stock of any other person; and

          (d) the Company and any of its Subsidiaries from selling, transferring, leasing or otherwise disposing of (in one transaction or in a series of transactions) during any fiscal year in arm's-length transactions
     (i) assets the fair market value of which is not more than 5% of the consolidated assets of the Company calculated in accordance with GAAP, determined as of the beginning of such fiscal year and (ii) any other assets to the extent the Commitments of the Banks are permanently reduced pursuant to Section 2.10 by the amount of the proceeds received by the Company from the sale of such assets.

          SECTION 6.05. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or other- wise), whether in cash, property, securities or a combina-tion thereof, with respect to any shares of its capital stock or set aside any amount for any such purpose; pro- vided, however, that (a) any Subsidiary may declare and pay dividends or make other distributions to the Company and (b) if no Event of Default or Default shall have occurred and be continuing, the Company may at any time declare and pay dividends in an aggregate amount not at any time to exceed $48,003,000 plus the Company's Consolidated Net Income for the period (which shall be treated as a single accounting period) beginning on April 1, 1994 and ending on the last day of the fiscal quarter for which financial statements of the Company shall at such time most recently have been delivered pursuant to Section 5.04.

          SECTION 6.06. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Sub- sidiary than could be obtained on an arm's-length basis from unrelated third parties.

          SECTION 6.07. Consolidated Stockholders' Equity. Permit Consolidated Stockholders' Equity of the Company to be less than $100,000,000 at any time.

          SECTION 6.08. Debt Ratio. Permit the Debt/Capitalization Ratio to exceed 0.65 to 1.00 at any time prior to June 30, 1996, or 0.60 to 1.00 at any time thereafter; provided, that if the Debt/Capitalization Ratio required by the Loan Agreement dated June 16, 1993, among the Company and Metropolitan Life Insurance Company, evidencing the 7.20% Senior Promissory Notes due June 16, 2003 (or any loan agreement entered into by the Company as a result of the refinancing or repayment of such Loan Agreement) (in each such case, the operative agreement being known as the "MetLife Agreement") shall not be lower than 0.65 to 1.00 on or after June 30, 1996, the maximum Debt/Capitalization Ratio permitted by this Section 6.08 shall be 0.65 to 1.00 so long as the Debt/Capitalization Ratio required by the MetLife Agreement remains at such level.


                            VII.  EVENTS OF DEFAULT

          In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

          (d) default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in Sec- tion 5.01(a) or 5.05 or in Article VI;

          (e) default shall be made in the due observance or performance by the Company or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten Business Days after notice thereof from the Administrative Agent or any Bank to the Company;

          (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of $5,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement on its part to be performed under any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or a Subsidi- ary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or a Subsidiary or (iii) the winding-up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law,
     (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar offi- cial for the Company or such Significant Subsidiary or for a substantial part of the property or assets of the Company or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undis-charged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

          (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liabil- ity of the Company to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Company in writing that
     (i) the Required Banks have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the impo- sition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States Dis- trict Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

          (k) (i) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Company or such ERISA Affiliate does not have reasonable grounds for con- testing such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the With- drawal Liability specified in such notice, when aggre- gated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 in any year;

          (l) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000; or

          (m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Banks shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Company accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Company accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                        VIII.  The Administrative Agent

          In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as sole Administrative Agent on behalf of the Banks. Each of the Banks, and each subsequent Bank, hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Bank or holder and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Banks all payments of principal of and interest on the Loans and all other amounts due to the Banks hereunder, and promptly to distribute to each Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Banks to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Bank copies of all notices, financial statements and other materials delivered by the Company pursuant to this Agreement as received by the Administrative Agent.

          Neither the Administrative Agent nor any of its directors, officers, employees or administrative agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Company of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Banks or any subsequent Bank for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Banks and, except as otherwise specifically provided herein, such instructions and any action or inac- tion pursuant thereto shall be binding on all the Banks and each subsequent Bank. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Company on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Company of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through administrative agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Banks hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Banks and the Company. Upon any such resignation, the Required Banks shall appoint either NationsBank, N.A. or LTCB Trust Company as successor Administrative Agent and, if such appointment is not accepted by NationsBank, N.A. or LTCB Trust Company, the Required Banks shall have the right to appoint a different successor. If no successor shall have been appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Bank and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

          Each Bank agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Banks by the Administrative Agent, including counsel fees and compensation of administrative agents and employees paid for services rendered on behalf of the Banks, which shall not have been reimbursed by the Company and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or administrative agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company; provided that no Bank shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or administrative agents.

          Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Neither NationsBank, N.A. nor LTCB Trust Company shall have any duties or obligations whatsoever under this Agreement or any other document or matter related hereto, other than as a Bank, unless appointed as successor Administrative Agent pursuant to this Article VIII.


                               IX.  MISCELLANEOUS

          SECTION 9.01. Notices. Notices and other commu- nications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic commu- nications equipment of the sending party, as follows:

          (a) if to the Company, to it at 1100 Boulders Parkway, Richmond, Virginia 23225, Attention of Norman A. Scher (Telecopy No. (804) 330-1010);

          (b) if to the Administrative Agent, to it at 270 Park Avenue, New York, New York 10017, Attention of Stewart U. Wallace, Managing Director (Telecopy No. (212) 270-1474); and

          (c) if to a Bank, to it at its address (or tele- copy number) set forth in Schedule 2.01.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

          SECTION 9.02. Survival of Agreement. All cove- nants, agreements, representations and warranties made by the Company herein and in the certificates or other instru- ments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Banks and shall survive the making by the Banks of the Loans, regardless of any investigation made by the Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

          SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Bank, and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Bank and their respective successors and assigns, except that the Company shall not have the right to assign its obligations or rights hereunder or any interest herein without the prior written consent of all the Banks.

          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and (to the extent permitted by Section 9.04) assigns of such party; and all covenants, promises and agreements by or on behalf of the Company, the Administrative Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b) Each Bank may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment by a Bank to an Affiliate of such Bank or another existing Bank (or its Affiliate), the Company and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (iii) the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $20,000,000 (or such assigning Bank's entire Commitment, if such Commitment is less than $20,000,000) and the amount of the Commitment of such Bank remaining after such assignment shall not be less than $20,000,000 or shall be zero, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance and a processing and recordation fee of $3,000, and
(v) each assignee shall deliver to the Administrative Agent a completed Administrative Questionnaire in the form of Exhibit B. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Bank thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Bank makes no representation or warranty and assumes no respon-sibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;
(ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary or the performance or observance by the Company of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

          (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Company, the Administrative Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assign- ment and Acceptance executed by an assigning Bank and an assignee, the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company to such assignment, the Administrative Agent shall (subject to the consent of the Administrative Agent to such assignment, if required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks.

          (f) Each Bank may without the consent of the Company or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12 and 2.14 to the same extent as if they were Banks and (iv) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obliga- tions under this Agreement, and such Bank shall retain the sole right to enforce the obligations of the Company relat- ing to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, or the dates fixed for payments of principal of or interest on the Loans).

          (g) Any Bank or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or partic-ipant any information relating to the Company furnished to such Bank by or on behalf of the Company; provided that, prior to any such disclosure, each such assignee or partic- ipant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confiden- tiality of any confidential information relating to the Company received from such Bank.

          (h) The Company shall not assign or delegate any of its respective rights and duties hereunder.

          SECTION 9.05. Expenses; Indemnity. (a) The Company agrees to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents (including those set forth in the Engagement Letter dated June 28, 1995, among the Administrative Agent, Chemical Securities Inc. and the Company) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Bank in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees and disbursements of any other counsel for the Administrative Agent or any Bank. The Company further agrees that it shall indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Docu- ments.

          (b) The Company agrees to indemnify the Administrative Agent, each Bank and its directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consumma- tion of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing and any Bank shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article VII, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement and other Loan Documents held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bank may have.

          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents are cumulative and exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agree- ment or any other Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Banks; provided, however, that no such agreement shall (i) change the principal amount of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or change the rate of interest on any Loan, without the prior written consent of each Bank affected thereby, (ii) change the Commitment, Facility Fees or Utilization Fees of any Bank without the prior written consent of such Bank, or (iii) amend or modify the provisions of Section 2.15, the provisions of this Section or the definition of the "Required Banks", without the prior written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

          SECTION 9.09. Interest Rate Limitation. Not- withstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges") as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Bank, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Bank in accordance with applicable law, the rate of interest payable on such Loan, together with all Charges payable to such Bank, shall be limited to the Maximum Rate.

          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents and the letter agreements referred to in Section 2.05(b) constitute the entire con- tract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabil- ities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, administrative agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotia- tions to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effec-tive as provided in Section 9.03.

          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.15. Confidentiality. Any information obtained by the Administrative Agent or any of the Banks from the Company shall not be disclosed by the Administrative Agent or such Bank to any other person if such information is not otherwise in the public domain except (i) to its officers, directors, employees, administrative agents, independent accountants, Affiliates and legal counsel (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements or requests of regulatory authorities, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Administrative Agent or any other Bank, (v) pursuant to any agreement heretofore or hereafter made between such Bank and the Company which permits such disclosure, (vi) in connection with the exercise of any remedy under or litigation in connection with the Loan Documents or (vii) subject to Section 9.04(g), to any participant in or assignee of, or prospective participant in or assignee of, any Loan or Commitment.

          SECTION 9.16. Jurisdiction; Consent to Service of Process. (a) The Company hereby irrevocably and uncon- ditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Company or its proper- ties in the courts of any jurisdiction.

          (b) The Company hereby irrevocably and uncondi- tionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here- after have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          IN WITNESS WHEREOF, the Company, the Agents and the Banks have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              TREDEGAR INDUSTRIES, INC.,

                               by
                                    /s/ Norman Scher
                                   Name: Norman Scher
                                   Title: Executive Vice-
                                        President and CFO


CHEMICAL BANK, individually
and as Administrative Agent,

  by
      /s/ Timothy J. Storms
     Name: Timothy J. Storms
     Title: Managing Director


NATIONSBANK, N.A.,
individually and as Co-Agent,

  by
      /s/ E. Turner Coggin
     Name: E. Turner Coggin
     Title: Sr. Vice-President


LTCB TRUST COMPANY,
individually and as Co-Agent,

  by
      /s/ Satoru Otsubo
     Name: Satoru Otsubo
     Title: Executive Vice
            President


CENTRAL FIDELITY NATIONAL
BANK,

  by
      /s/ Harry A. Turton, Jr.
     Name:  Harry A. Turton, Jr.
     Title: Vice President


CREDIT LYONNAIS ATLANTA
AGENCY,

  by
      /s/ David M. Cawrse
     Name:  David M. Cawrse
     Title: Vice President


CREDIT LYONNAIS CAYMAN ISLAND
BRANCH,

  by
      /s/ David M. Cawrse
     Name:  David M. Cawrse
     Title: Authorized Signature

CRESTAR BANK,

  by
      /s/ J. F. Gayle, Jr.
     Name:  J. F. Gayle, Jr.
     Title: Senior Vice
            President






FIRST UNION NATIONAL BANK,

  by
      /s/ Monica Benziger
     Name:  Monica Benziger
     Title: Vice President


MELLON BANK,

  by
      /s/ Dwayne R. Finney
     Name:  Dwayne R. Finney
     Title: Assistant Vice
            President


PNC BANK, NATIONAL
ASSOCIATION,

  by
      /s/ Gary W. Tyrrell
     Name:  Gary W. Tyrrell
     Title: Vice President


SIGNET BANK/VIRGINIA,

  by
      /s/ William D. Garrison
     Name:  William D. Garrison
     Title: Senior Vice President


SOCIETE GENERALE,

  by
      /s/ Ralph Saheb
     Name:  Ralph Saheb
     Title: Vice President


THE BANK OF NOVA SCOTIA,

  by
      /s/ J. R. Trimble
     Name:  J. R. Trimble
     Title: Authorized Signatory


THE SUMITOMO BANK, LIMITED,

  by
      /s/ Y. Kawamura
     Name:  Y. Kawamura
     Title: Joint General
            Manager


THE YASUDA TRUST & BANKING
CO., LTD.,

  by
      /s/ Neil T. Chau
     Name:  Neil T. Chau
     Title: First Vice
            President


WACHOVIA BANK OF NORTH
CAROLINA,

  by
      /s/ Susan Funderburk
     Name:  Susan Funderburk
     Title: Banking Officer